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                                                                    EXHIBIT 16.1

                         [LETTERHEAD OF A. M. BHATKAL]


JULY 31, 1998.



SECURITIES AND EXCHANGE COMMISSION
450, FIFTH STREET, N.W.
WASHINGTON, DC 20549



LADIES AND GENTLEMEN:

I HAVE READ THE SECTION CAPTIONED "CHANGE OF ACCOUNTANTS" INCLUDED IN THE REGISTRATION STATEMENT ON FORM F-1 OF INFOSYS TECHNOLOGIES LIMITED (THE "REGISTRANT") PURSUANT TO WHICH AMERICAN DEPOSITARY SHARES REPRESENTING EQUITY SHARES OF THE REGISTRANT WILL BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. I AM IN AGREEMENT WITH THE STATEMENTS CONTAINED IN THE FIRST SENTENCE OF THE FIRST PARAGRAPH AND IN THE SECOND PARAGRAPH THEREIN. I HAVE NO BASIS TO AGREE OR DISAGREE WITH OTHER STATEMENTS OF THE REGISTRANT CONTAINED THEREIN.



VERY TRULY YOURS,


/s/ A. M Bhatkal
A. M. BHATKAL,
CHARTERED ACCOUNTANT